Exhibit 1.3a

     AMENDMENT No. 1 to WARRANT AGREEMENT, dated as of the 30th day of April, 2007, between LIGHTSPACE CORPORATION, a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent (the "Warrant Agent").

                              W I T N E S S E T H:

     WHEREAS, the Company and Warrant Agent are parties to a Warrant Agreement dated as of May 5, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the "Warrant Agreement");

     WHEREAS, The Company now desires to sell in a private placement pursuant to the Unit Subscription Agreement, dated April 11, 2007 (the "Subscription Agreement") up to six hundred thousand (600,000) units (the "Units"), each Unit consisting of (1) eight shares of Common Stock, (ii) eight warrants to purchase one share of Common Stock at $1.00 per share, (iii) two Warrants to purchase one share of Common Stock at $1.25 per share and (iv) two Warrants to purchase one share of Common Stock at $1.63 per share (all such Warrants referred to as collectively the "April 2007 Warrants"). The April 2007 Warrants will have the same terms as the $1.00 Unit Warrants, $1.25 Unit Warrants and $1.63 Unit Warrants, respectively, currently issued pursuant to the Warrant Agreement.

     WHEREAS, the Company desires to provide for the issuance of certificates representing the Warrants; and

     WHEREAS, the Company desires the Warrant Agent to continue to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of certificates representing the Warrants and the exercise of the Warrants.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company, the Underwriters, the holders of certificates representing the Warrants and the Warrant Agent, the parties hereto agree to amend the Warrant Agreement as follows:

     1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Warrant Agreement.

     2. Amendment to Warrant Agreement. The Warrant Agreement is hereby amended as follows:

          (a) The Warrants shall be deemed to include the April 2007 Warrants.

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     3. Effect on the Warrant Agreement.

          (a) Each reference in the Warrant Agreement to "Warrants" shall mean and include the April 2007 Warrants as defined above.

          (b) Each reference in the Warrant Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Warrant Agreement as amended hereby.

          (c) Except as specifically amended herein, the Warrant Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          (d) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Company, nor constitute a waiver of any provision of the Warrant Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

     4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of laws.

     5. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Warrant Agreement to be duly executed as of the date first above written.

[SEAL]



LIGHTSPACE CORPORATION                           CONTINENTAL STOCK TRANSFER &
                                                 TRUST COMPANY, as Warrant Agent


By:                                              By:
   ----------------------------                     ----------------------------
   Gary Florindo, President